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                                                        EXHIBIT 4



           AGREEMENT TO FURNISH COPIES OF INSTRUMENTS
                 WITH RESPECT TO LONG-TERM DEBT


     The Registrant has entered into certain agreements with respect to long-term indebtedness which do not exceed ten percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request of the Commission.




                              OAKWOOD HOMES CORPORATION



                              By:  s/ Douglas R. Muir
                                   Douglas R. Muir
                                   Senior Vice President